UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Michael A. Miles
   1350 Lake Road
   IL, Lake Forest 60045
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   Fiscal Year 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |      |    |                  |   |           |394000             |D     |                           |
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Common Stock                 |      |    |                  |   |           |4624               |I     |By Deferred Comp Plan      |
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Common Stock                 |      |    |                  |   |           |160000             |I     |By Spouse                  |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Nonqualified Stock Optio|$0.629  |     |    |           |   |1    |3/2/0|Common Stock|       |       |960000      |D  |            |
n                       |        |     |    |           |   |     |5    |            |       |       |            |   |            |
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Nonqualified Stock Optio|$1.161  |     |    |           |   |2    |8/24/|Common Stock|       |       |384000      |D  |            |
ns                      |        |     |    |           |   |     |05   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$2.072  |     |    |           |   |3    |8/29/|Common Stock|       |       |406400      |D  |            |
ns                      |        |     |    |           |   |     |06   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$9.26   |     |    |           |   |4    |7/18/|Common Stock|       |       |198888      |D  |            |
ns                      |        |     |    |           |   |     |07   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$28.899 |     |    |           |   |5    |7/17/|Common Stock|       |       |26096       |D  |            |
ns                      |        |     |    |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$43.91  |     |    |           |   |6    |7/16/|Common Stock|       |       |17957       |D  |            |
ns                      |        |     |    |           |   |     |09   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$52.1563|7/20/|A   |16298      |A  |7    |7/20/|Common Stock|16298  |N/A    |            |D  |            |
ns                      |        | 2000|    |           |   |     |2010 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$52.1563|7/20/|A   |2301       |A  |8    |7/20/|Common Stock|2301   |N/A    |18599       |D  |            |
ns                      |        | 2000|    |           |   |     |2010 |            |       |       |            |   |            |
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Explanation of Responses:
1. Exercisable in accordance with the following schedule: 192,000 shares on 3/2 of each year from 1996 through 2000.
2. Exercisable in accordance with the following schedule: 76,800 shares on 8/24 of each year from 1996 through 2000.
3. Exercisable in accordance with the following schedule: 81,280 shares on 8/29 of each year from 1997 through 2001.
4. Exercisable in accordance with the following schedule: 119,332 currently exercisable and 39,778 shares on 7/18 of 2001 and 2002.
5. Exercisable in accordance with the following schedule: 5,218 shares on 7/17/99, 5,219 shares on 7/17/00 and 7/17/02, and 5,220 shares on 7/17/01 and
7/17/03.
6. Exercisable according to the following schedule: 3,590 shares currently exercisable and 3,592 shares on 7/16 of 2001, 2003 and 2004 and 3,591 shares on 7/16/02.
7. Exercisable in accordance with the following schedule: 3,259 shares on 7/20 of 2001 and 2003 and 3,260 shares on 7/20 of 2002, 2004 and 2005.
8. Exercisable in accordance with the following schedule: 460 shares on 7/20 of each year from 2001 through 2004 amd 461 shares on 7/20/2005.